Exhibit 99.1

TRANSCRIPT OF HORIZON LINES, INC. QUARTERLY EARNINGS

RELEASE CONFERENCE CALL

Charles Raymond: (CEO & Pres.)

Good morning and thank you for your interest in our 2005 fourth-quarter earnings and year-end results here at Horizon Lines. On the call today from the Company are John Handy, who recently joined us as Executive Vice President; John Keenan, our Senior Vice President and Chief Transportation Officer; and Mark Urbania, our Senior Vice President and Chief Financial Officer.

As is required by the Private Securities Litigation Reform Act of 1995, we caution you that certain forward-looking statements contained in our presentation today do not guarantee future results. With that, performance of Horizon Lines continues to reflect a strong, established brand, a Company that is serving its broad, diversified customer base efficiently and at industry leading levels. Horizon Lines therefore has built a strong, predictable and stable revenue base. This, coupled with reliable operating assets and an organization of associates who are keenly focused on our customers and serving our customers, helped us once again to generate impressive financial results for our investors.

For the quarter and for the year, we are reporting to you today record earnings, continued significant reinvestment in our core operating assets, strengthening of our senior management team, repeated recognition for service excellence by some of the toughest judges in the industry and all of this I should remind you was accomplished this past year while we dealt with a number of distractions here at the Company.

Among those were rising fuel costs, both at sea and on land, the impacts stemming from Hurricane Katrina and other storms that passed through the Gulf of Mexico and ravaged the Gulf coastal states, a new automobile carrier in the Hawaii trade, stepped-up security throughout our operations and, of course, the efforts that resulted in a successful IPO in late September. With all that, for the quarter ending December 25, our adjusted earnings per share were $0.15 compared to a $0.06 loss in the fourth quarter of 2004.

On a full-year basis, adjusted EPS grew from $0.17 in 2004 to $0.65 in 2005. Operating revenue increased by $5.6 million or 2% to $279 million for the fourth quarter and by $115.9 million or 11.8% to $1.096 billion for the full year. Our revenue compounded annual growth rate was 9.3% over the six-year period from 2000 to 2005 and that is a point that I don’t want to go unnoticed here. This is a Company that has continued to grow its top line efficiently and effectively over the six-year period since we became a separate entity.

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Operating income improved by $12.7 million or 174% to $20 million for the fourth quarter and $28.4 million or 57.5% to $77.8 million for the year. This is of course after adjusting for nonrecurring IPO and other transaction-related and non-cash expenses. Again, this operating income improvement reflects the leverage inherent in our core business here at Horizon Lines.

Adjusted EBITDA increased by $6.7 million or 22.4% to $36.6 million in the fourth quarter and $28.1 million to $146.4 million or nearly 24% for the year after adjusting for nonrecurring IPO, other transaction-related and non-cash expenses. So our adjusted EBITDA compounded annual growth rate was 41.5% from 2000 to 2005.

Adjusted net income increased by $6.9 million in the fourth quarter and by $16.1 million or 287.5% for the full year after again adjusting for nonrecurring IPO, other transaction and non-cash expenses. With that good news, I will turn the microphone here over to John Handy, our Executive Vice President, who will brief you on the trade lane outlook for 2006.

John Handy: (EVP)

Thank you very much, Chuck. I will go over Alaska first of all and start by mentioning that the 2005 fishing harvest was one of the top three best years since statehood for Alaska. We certainly look forward to the strong fishing and crabbing industry in 2006. Military construction spending is projected at a record $800 million in 2006. Additionally, the growing tourism industry enjoyed an 8% increase in cruise ship visitors. 1.5 million people visited Alaska in 2005 and that is more than double the population of the entire state.

Permanent fund assets now total over $30 billion with $1.2 billion of this surplus designated already for various projects in 2006. I would also point out that the crude oil prices at around $60 a barrel certainly bodes well for the Alaskan oil driven economy.

For Hawaii, job growth is expected to be 2% in 2006 as the economy remains very strong in all sectors. Unemployment remains the lowest in the nation; projected to be 2.5% in 2006. Tourism growth is forecasted at 3% for 2006 on top of the all-time record high of 2005 levels.

As you turn to military spending, it is expected to be robust in 2006 with $844 million for construction and defense projects,

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$850 million to transform the 25th Infantry Division into the new Stryker brigade, as well as the massive military family housing initiative involving over 17,000 units. It is well underway in the residential communities around all bases in the state. The recent construction permit growth is a key indicator that construction will continue to underpin the economy for years to come.

Turning to Puerto Rico for 2006, slower GNP growth of 1.5% to 2% is expected. Pharmaceutical investment continues, though, with the $1.5 billion of spending that was announced in 2005 still going strong. The highly skilled labor force fosters continued technology investment, including the $65 million announced recently by Microsoft. The pharmaceutical output per employee exceeds Ireland, U.K., France, as well as Germany. John Keenan will take over now. John.

John Keenan: (SVP & CTO)

Thank you, John. What I’d like to do is cover the operational highlights for the fourth quarter. Starting with fuel, we effectively implemented fuel initiatives to mostly mitigate the steep rise in fuel prices with a focus on consumption, as well as procurement. We phased in 1,000 new dry containers and 300 additional refrigerated containers in the ongoing replenishment of our container fleet. We set record vessel availability performance measurements, as well as achieved an 88% vessel utilization rate. We accomplished very strong vessel on-time performance and certainly had our service excellence recognition with awards from Wal-Mart, Lowe’s and Toyota.

A little bit about our fuel. Our vessel fuel expense has increased by $9.2 million or 34.7% in the fourth quarter and by $30.4 million or 34.4% for 2005 versus 2004. In terms of our fuel initiatives, we proactively adjusted and implemented fuel surcharges to recover a majority of the increase in bunker fuel expense. We continued our long-standing practice of comparing fuel prices at various ports of call to identify the best fuel buying location for our vessels. We also continued to focus on fuel consumption onboard our vessels, resulting in minor vessel modifications that improved our fuel usage onboard our ships.

With regard to our vessel and container investments, we have continued investments in our vessel fleet by purchasing two vessels via lease buyouts in 2005 for a total of $29.8 million and overall, we invested $55.9 million from our operating cash flows over the past 25 months ended December 2005. That is a total of six vessels that we’ve acquired in that time frame, most recently the Horizon Pacific and Horizon Enterprise.

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RELEASE CONFERENCE CALL

This is important because the buyout of the vessel leases certainly enhances our earnings by eliminating lease expenses that range from approximately $1.5 million to $3.5 million per vessel annually.

A little bit about our containers. We continue to replenish our container fleet. During the fourth quarter, we invested in 1,000 new dry containers and 300 additional new refrigerated containers, which we refer to as our reefers. The 1,000 new dry containers include the special 50th anniversary commemorative series units and the 300 reefers that were delivered in this quarter, to make a total of 2,400 replacement units in just two years. This is a $40 million investment. It reflects a 40% replenishment of our refrigerated cargo fleet. Our investment in 2,400 reefers have reduced the average age of our reefer fleet to approximately seven years.

Moving on to vessel availability. We’re very proud of this number. Our vessel availability is 99.8%, an improvement of 0.8% from 2004 and what this means is that our vessels were in operational condition, ready to sail at full speed, nearly 100% of the time that they were required to be ready to sail and this is a zero departure time delay tolerance.

On our vessel utilization, Horizon Lines effectively deployed its vessels with utilization rates for 2005 at approximately 88%. This is very important to us because vessels are our largest capital asset. Two of our vessels were not deployed for a significant period of time during the year. We laid them up at minimal cost and that undeployed capacity is available should our markets require additional capacity in 2006.

Moving on to our vessel on-time arrivals, when you look at the bar chart here, our vessels had a 79% on-time arrival performance in the fourth quarter of 2005, employing a zero tolerance standard. By zero tolerance we mean that if a vessel is even a minute late, it is not counted as an on-time. And this is critical not only to our network, it’s how our customers measure us as an organization. Using a three-hour tolerance standard, we had a 91% on-time arrival.

I spoke about some of our service excellence awards earlier, and some of the most demanding and respected companies have recognized Horizon Lines for service excellence in 2005. We received the Wal-Mart Jones Act Carrier of the Year award again,

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the Toyota Logistics Excellence award and the Lowe’s Gold Carrier award now for five years in a row. And that is very important because that is what our customers see and that is how they measure us. So with that, I will turn it over to Mark Urbania, our Senior Vice President and CFO.

Mark Urbania: (SVP & CFO)

Thank you, John. I’d like to take you through some of the financial highlights for the quarter and for the year. Our operating revenue increased by $5.6 million or 2% in the fourth quarter. Our fourth-quarter 2005 adjusted net income increased by $6.9 million and I will take you through the adjustments. Similarly, our adjusted earnings per share grew by $0.21 quarter-over-quarter from a loss of $0.06 in 2004 to $0.15 in 2005.

Our operating income on an adjusted basis for the fourth quarter of 2005 exceeded 2004 by $12.7 million or 174%. Once again, we generated strong cash flows from operations in our business and we utilized cash from the IPO and cash generated from operations to prepay $96.2 million of bonds and redeem $62.2 million of our preferred stock.

Looking at the fourth quarter, we have put a chart together that shows what the actual is in the first two columns and the adjusted for the fourth quarter in the right two columns. We have done this so that we can exclude non-recurring IPO adjustments and other transaction-related and non-cash expenses, so that we can compare the business on an apples-to-apples basis and give you an idea of what the business looks like on a go-forward basis.

Focusing on earnings per share on an actual basis for the quarter ended December 25, 2005, it was a loss of $0.38 per share but moving over to the third column, once you make these adjustments, it is $0.15 a share, which compared very favorably to the quarter ended December 26, 2004, which had a loss of $0.06. We are using a share count of 33,544,170. This is our actual share count as of now. Again, we had good EBITDA performance when you look at the adjusted number of $36.6 million compared to the same quarter at the end of 2004 of $29.9 million. And our operating ratio has improved significantly from 97.3% to 92.8%.

Looking at it similarly for the full year on an actual basis, earnings per share was a loss of $1.05, but excluding the non-recurring IPO, and other transaction-related and non-cash expenses, we finished 2005 at $0.65 compared to $0.17 for the prior year. Again, same share count. The EBITDA for us for the full year on an adjusted basis was $146.4 million compared to $118.3 million in the prior year and again an improvement in our operating ratio.

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RELEASE CONFERENCE CALL

Looking at the components of our change in operating revenue for the fourth quarter and for the full year, I will draw your attention to the rate and cargo mix. Rate and cargo mix in the fourth quarter compared to the prior quarter was an improvement of $13.4 million and for the full year of $42.3 million. This is very important for our business and for those of you that listened in on the prior earnings calls, we had efforts ongoing throughout 2005 to improve our mix, particularly in the Hawaii and Guam trade where we had a considerable effort towards growing our refrigerated cargo business and carrying less lower margin auto volumes.

You next see the bunker fuel surcharge component for the fourth quarter and year and then I will draw your attention down to the unfavorable volume variance for the fourth quarter of $26.1 million. But for the full year, the shortfall was only $1.6 million. There are really a couple of components to that. The largest driver of that volume variance comparing the quarters was a 53-week fiscal year in 2004, which resulted in a 14-week fourth quarter in 2004 compared to a normal 52-week fiscal year and 13-week fourth quarter in 2005. This accounted for approximately $17 million of the volume variance.

Secondly, and I spoke about this briefly when I was talking about the rate and cargo mix, we have implemented a strategy in Hawaii to upgrade our cargo by replacing the lower margin auto business with higher margin cargo, which did not fully replace all of the auto volumes that were eliminated in the fourth quarter.

Looking at adjusted operating income results, I would like to draw your attention to the bottom line, the adjusted operating income for the fourth quarter of 2005. It was $20 million. For the fourth quarter of 2004, it was $7.3 million and then for the full year 2005, $77.8 million versus $49.4 million. There are four adjusting factors taken into consideration as follows The purchase price accounting adjustment for the July 7, 2004 transaction resulting in higher depreciation and adjustment is related to treating the July 7, 2004 transaction as if it had occurred at the beginning of 2004. So that would be an additional expense.

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RELEASE CONFERENCE CALL

The stock compensation expense primarily relates to the full vesting of the restricted stock program that was in place. We won’t have any expense under that restricted stock program on a go-forward basis. That vested in full in conjunction with the IPO. Similarly, the management fees paid to our equity sponsor for the time has been eliminated due to termination of the management agreement with Castle Harlan in conjunction with the IPO. We will not have these expenses going forward and we have eliminated transaction-related expenses in each of these periods for comparability purposes.

Similarly, the adjusted net income results reflect many of these plus a couple of others. I will draw your attention to loss on extinguishment of debt. Those are the redemption premiums related to the bond redemptions and the write-off of the deferred financing costs associated with the redemptions. The interest expense reduction or increase as the case may be here and the increase reflects the July 2004 and the December 2004 debt issuances in conjunction with the acquisition transaction by Castle Harlan in July 2004 as if they had occurred at the beginning of 2004.

The decrease reflects the November 2005 early retirement of a portion of our 9% and 11% bonds, also if they had occurred at the beginning of the year. And then of course that is all taxed to get down to the adjusted net income line.

We thought it would be helpful for you to look at a net income to EBITDA reconciliation, adding back or deleting the tax expense or benefit as the case may be, adding back the interest expense, depreciation and amortization, dropping down to the EBITDA and then adding back these one-time non-recurring type things, which gets us to an adjusted EBITDA for the quarter ended December 2005 of $36.6 million, which compares favorably to the quarter ended December 26, 2004 of $29.9 million. And then again for the twelve months, $146.4 million versus $118.3 million. Very good performance for the Company.

Moving to the adjusted cash flows, I will draw your attention to the left-hand column, twelve months ended December 25, 2005 and the change in cash — between the beginning and the end of the year. With the amount of transactions and costs that we had, we also thought we would lay out the adjustments so that you can get a good feel for really what the change in cash or essentially what the free cash flow generating ability of the Company is. So we have added back cash from the balance sheet to fund the IPO process. We took $40 million of cash that was generated from operations for that purpose. Again, we have used $25.2 million to

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buy two leases that occurred in two vessels off of lease in September 2005. That was discretionary cash that we generated and we chose to use it to buy back two vessels that operate in the Pacific theater for us. We expended $8.2 million on management fees. We had transaction costs and then we declared and paid a dividend in the fourth quarter of $3.7 million. So all in, our adjusted change in cash of $65.6 million compares very favorably and it’s an indication of very strong cash flow performance for the Company.

The IPO improved leverage, as we talked about. We redeemed a portion of our 9% and 11% notes and as you can see on this slide here, as of September quarter end our 9% notes had a principal balance of $250 million. That drops to $197 million and then the 11% notes go from a principal balance of $160 million to $104 million. And then a portion of the IPO proceeds was used to take out all of the preferred stock. The key thing is that our balance sheet is significantly improving. You can see that our debt to LTM adjusted EBITDA goes from 4.3x to 3.6x. Debt as a percentage of capitalization goes from 88% to 78% and then interest coverage really improves to 3.5 times.

Before I move onto the guidance for 2006, just a brief recap. First, 2005 was a record year for us in terms of revenue and earnings. We continue to reinvest in our business in terms of vessels, our container fleet and port facilities. Operationally, our business is running well and the IPO gave us the ability to improve our balance sheet and set the stage for a strong 2006.

With that, some information on earnings guidance for 2006. I will start with full year and then talk about the first quarter. For the full year, our expectation for revenue will be in the range of $1.14 billion to $1.16 billion. Our expectation is that our EBITDA for the full year will be between $158 million and $162 million and then based on the share count of 33,544,170, as you saw earlier, our earnings per share guidance is in the $0.85 to $0.90 range.

Now for the first quarter of 2006, our expectation is that our revenue will be between $274 million and $278 million. EBITDA will be between $30 million and $32 million and then earnings per share is expected to be between $0.04 and $0.06. It is important to note though that there is some seasonality in our business. Our first quarter is typically our lightest quarter in terms of revenue generation, EBITDA, earnings per share and cash flow and then we pick up considerably after that with the third quarter being our strongest and with the second and fourth quarter being on par with one another.

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RELEASE CONFERENCE CALL

That concludes our brief update on our Company for the fourth quarter and full year. We would like to open it up to questions at this point.

Question:	The description of where the revenue growth for the fourth quarter was coming from was very helpful. I’m just curious as you look out to 2006 — if you look at your revenue forecast, I think it is up 5% or a little bit more give or take. Let’s call it 5%. As you look at mix versus fuel versus core price, how do you see that slicing out?

Answer: (Urbania)	When we look at our revenue from an overall perspective, and when the impact of fuel is excluded, we are expecting overall volume growth of about 1% to 1.5% and then the balance of that being rate improvement.

Question:	A follow-on question. – As you look at the three major trade lanes during 2006 and, again assuming 5% is the revenue growth, are there any major deviations from that by trade lane as we think about it? In other words, are some of the good prospects for the fishing in Alaska maybe driving that a little bit higher than let’s say for Puerto Rico or are we generally thinking the three major trade lanes all grow roughly about the same amount?

Answer: (Raymond)	This is Chuck Raymond. I think we will probably see a little bit better results out in the Hawaii/Guam trade. Puerto Rico, Hawaii, Guam and Alaska all will be up versus the past year and I guess the upside to our plan here is potentially if Alaska has a very strong fishing season. Right now, there’s a lot of ice still up there and we’re unsure of what that’s going to be, but it does look good for us. But I would say generally our top-line growth is going to come from every sector except for the government vessel operating sector. That is pretty much a fixed contract over long term and so you won’t see growth in that sector, which last year generated about $25 million in revenue.

Question:	Following up on that question, can you talk a little bit about the performance of the various trade lanes in the fourth quarter?

Answer: (Raymond)	I’ll take that. This is Chuck. Good fourth quarter up in Alaska. Good production up there. Cost controls were in place that continue to yield good margins in the Alaska trade. Hawaii and Guam, just a little softness out in that territory. I think we

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attribute that to a redirection if you will or resourcing of building materials, particularly wooden building materials. As you know, there’s a lot of construction going on in Hawaii and quite a bit related to the military in Guam.

The way we read that is that in the aftermath of Hurricane Katrina, most of the U.S. suppliers for things like doorframes and doors and wallboard and things of that nature moved their products down to the Gulf to rebuild the Gulf states that were impacted by Hurricane Katrina and other storms. And then the hardwoods out in those markets were sourced out of the Philippines, Indonesia, Vietnam and other places.
We have seen that turn around since then and those products are moving stronger out to Hawaii and Guam.

The Puerto Rico market was good and steady during the first three quarters. The fourth quarter took just a little bit of a slide in terms of market strength. The impact on us really was that in the fourth quarter of
2004, we were the beneficiaries of a lot of freight that we normally don’t handle that had previously moved by barge. If you will recall in 2004, most of the hurricanes that came up through Hurricane Alley hit the East Coast of Florida and crossed over around Orlando, severely impacting our two large barge competitors in the Puerto Rico trade. That did not occur in 2005. Those storms that came and hit the U.S.
mainland basically landed in the U.S. Gulf. With that, our liftings to Puerto Rico are looking good now and we see a good stable market ahead.

Question:	Any chance we could get a breakout of revenues by trade lane?

Answer: (Raymond)	We did that during the roadshow. We have decided not to do that going forward and the same thing with our earnings. We have so many assets that are shared between the divisions that we don’t really think it is worthwhile to take time to try to separate all that stuff out and we honestly don’t feel it is the right thing to use shareholders’ dollars to do that.

Question:	Okay. And then on the guidance, I was wondering if you could give just a little bit more detail -- we’re going to try and work our way down to a free cash flow number. What are your thoughts for capital expenditures for the year and if there is anything, maybe working capital, cash, interest, or taxes, those sorts of things that we would think would be substantially different from what would be on the income statement?

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Answer: (Urbania)

We didn’t specifically give guidance on cash flow, but similar to what we have shared with you and many of the other investors in the past, we expect cash flow in 2006 to be very strong and on par with what you have seen from a cash flow generating perspective in the past. I can tell you that, for capital expenditures, they’ll be in line with what we have spent in the past in terms of about $18 million on normal capital expenditures in our business. We do not have any plans at present to buy back any of the vessels.

As you probably know, at this point that we own 13 out of our 16 vessels within our fleet. We plan on spending about $17 million, which is consistent with what we’ve spent in the past in terms of our drydocking of our vessels. Interest on principal should be in the $37 million range. For the first time, I think we are going to be a taxpayer in 2006. We are aggressively working on some tax strategies to try to mitigate that but generally speaking that is in the $15 million range. And then on the working capital side, it should be just about even.

Question:	And then lastly and then I’ll give it over, can you provide an update or comment on where you might be with the proposed TP1 plan out in the Pacific?

Answer: (Keenan)	We are making great progress on our fleet renewal expansion program and we anticipate we’re going to have something to share with the investment community in the very near future.

Question:	Chuck, you mentioned at the beginning of your comments some challenges you faced this year. One of them being the new competitor in the Hawaiian market. Can you talk a little bit about the impact that Pasha has had on your volumes and your pricing? I know you don’t focus as much on the Ro-Ro market, but any impact that might be having on your operations in that trade lane.

Answer: (Raymond)	Be glad to. As you know, we have been deemphasizing the automobiles in the Hawaii trade. We operate full container ships out there. It is not the most suitable method of carrying automobiles. We have deemphasized automobiles and Mark took you through that. We’re trying to focus on higher margin freight with the capacity we are operating. With that, Pasha has been running this vessel, the Jeanne Anne, out there on a regular basis. I am unsure as to how well they are doing or how poorly they are doing. Again, we don’t focus on that very much. And it really hasn’t had any impact on Horizon Lines to speak of.

Question:	Thanks, Chuck. A couple of number questions for Mark. First,

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regarding this accretion of preferred stock of about $1.5 million in the fourth quarter. I was under the assumption that would kind of stop after the IPO. What is the outlook for accretion from preferred stock going forward? Has it been completed and what was the reasoning for it in the fourth quarter?

Answer: (Urbania)	Yes, it has been completed but as you know, the IPO itself really didn’t occur until our fourth quarter and then we had the exercise of the green shoe and the preferred stock is now gone. So you won’t have that going forward and that’s why you see a small amount of it falling into the fourth quarter.

Question:	The other question was — I’m trying to just get a sense for the tax rate when you back out the numbers for the fourth quarter. Was it about 38% excluding all the items?

Answer: (Urbania)	It is very difficult to try and determine exactly what the fourth-quarter tax rate is. It is higher than our normal tax rate of 38% and it depends on how you’re looking at it on an adjusted/nonadjusted basis because of some of the expenses, particularly relating to the restricted stock. But on a go-forward basis, I would plan for modeling purposes using between a 38% to 38.5% federal tax rate for 2006.

Question:	And then one last thing. The new FAS 123 expensing of stock options. Have you looked at what type of impact that might have on your G&A and if any, is that included in your guidance range for 2006?

Answer: (Urbania)	It is included. It is in the numbers already. We have early adopted 123R. Shortly after the IPO, the Board of Directors issued options to the management and others within the Company. We have adopted that — worked that into our fourth quarter in terms of expense and also worked it into our guidance in terms of expenses in 2006. But by and large based upon the Black-Scholes model that we have employed, it is minimal.

Question:	Following up on the questions regarding the Hawaii market, I was wondering if you could comment on the competitive landscape in Puerto Rico and what has been going on with Sea Star’s vessel that has been taken off military contract there.

Answer: (Raymond)	I will be glad to deal with that. Sea Star has of course been a competitor in the Puerto Rico trade now for about ten years and they have in the past been purchasing quite a bit of capacity from Horizon between New York and Puerto Rico, Jacksonville and

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Puerto Rico, and the Gulf and Puerto Rico for about ten years. They are going to provide that capacity themselves going forward and it is going to have really no impact on our financials. It is a matter of just moving cargo that they had moving on Horizon Lines and they will be moving that on their own vessels going forward. We will probably adjust our capacity down a little bit in the non-peak periods, as we always have, and we will also be replacing some of that cargo as that market grows in kind of low single digit numbers.

Question:	Despite the fact that you’ll have to reduce capacity and that you don’t know if you’ll make up 100% of that, how could it not have an effect on the financials?

Answer: (Raymond)	Well the slots that we were selling down to Puerto Rico really occupied about the cost of one vessel for us. So if we take that ship and don’t operate it ourselves and if we have growth in the Puerto Rico market, then we will see a flat line in terms of the earnings year-over-year.

Question:	The other question that I had was just with respect to the cost line. I know you gave revenue and EBITDA guidance and a lot of the Company’s goals appear to be targeting higher margin reefer containers, etc., but do you have any goals as far as gross margin is concerned or are you taking any other actions in order to reduce the cost line next year as well as in 2007? Or this year and in 2007?

Answer: (Raymond)

Absolutely. Of course, we have been really focused on the key cost drivers in our Company. Those include the inland costs, which sum up to probably over $140 million a year. We have done a lot of work with outside experts in this area to remodel our cargo flows to get better balance. As you know, we share containers with Maersk, who has a huge fleet in the continental United States, and that avoids our having to pay positioning costs for a number of our loads that are sourced out of the midland. We are extremely focused on the organization right now. We have a group in here looking at our core processes that we use to run this business and of course you know we have a culture of taking cost out every year.

So the general way we approach these things, we are continuing to zero in on them. As Mark Urbania mentioned, last year in September, we bought back two additional vessels. So that continues to improve our cost line in terms of having higher depreciation instead of a very high lease expense. We have a

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strong focus on margin at each one of these trades to move the freight that makes sense for us. With all that, you will see our operating costs rise really a little lower than inflation.

Question:	Most of my questions have been answered but I just had one thing. I was wondering if you could give a little bit of clarification on the Puerto Rico market and excuse me if you’ve already answered this question. You are forecasting GDP in Puerto Rico at about a little over 1% next year. And I know, based upon my coverage of a couple of other organizations that do business in Puerto Rico, that the unemployment rates have gone up quite dramatically as a result of some government layoffs. So I was wondering if you could mesh that with your expectations that the Puerto Rico market will be quite strong.

Answer: (Raymond)

Let me deal with that one. Of course we have been in the Puerto Rico market since 1956. So we have a pretty good understanding of how that economy works. And typically the economy of Puerto Rico trails the U.S. leading economic indices by eight or nine months if you go back and average over the last 20, 25 years. What we see happening in Puerto Rico is, first of all, the exports coming out. That includes the pharmaceuticals, the electronics, and other products, some agricultural, still moving off the island. These would be unimpacted by inflationary costs in Puerto Rico. The markets are still very viable in terms of their production costs, and John Handy mentioned the productivity and the quality of the investments that are still taking place in Puerto Rico.

With the pharmaceuticals producing northbound, they have to bring the raw materials in southbound. So that sector looks like it’s pretty solid. Automobiles could be impacted in Puerto Rico. That is something that we do not carry. We choose not to move automobiles down to Puerto Rico. I think that is one of the things that, as the Puerto Rico family at the end of each month looks at its cash flow, says “we’re not going to be able to afford this new car we wanted to buy.”

In terms of the consumption going down, the foodstuffs that we ship are the basic staples that the Puerto Rico family will consume. The restaurants are going to provide meals and they are going to eat and they are going to consume just as they did in the last recession that we saw back in 2001, 2002. So we’re pretty close to our customer base down there. We are comfortable with our share and we are comfortable with the assumption that our rates are going to continue to grow there on a reasonable basis going forward.

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RELEASE CONFERENCE CALL

Chuck Raymond: (CEO & Pres.)

I would just like to wrap it up. First of all, again, I want to thank you for taking your time and for your interest in dialing in today and hearing what we have done here during 2005 and in the fourth quarter of 2005. We have a good strong brand as I mentioned and companies like Wal-Mart, Toyota and Lowe’s continue to recognize the Company for service excellence. It’s something our associates throughout the organization are very proud of. We have been doing a lot of work on the asset base, as John Keenan pointed out. We have added quite a few new containers to our core operating fleet. And we have continued to overhaul and preserve the useful life of our precious vessel fleet.

We are working on the TP1, our Trans-Pacific plan, in terms of tonnage, and the plan is moving along very nicely. I would reiterate that our intent there is, and more than likely the outcome will be, vessels that are state-of-the-art, that are operating leases that will not impact our borrowing power going forward and that we would expect the phase-in would take place sometime during the year of 2007. So we’re very far along on that project, and focused on it. We understand it is something you are all interested in and, as John mentioned, we will have some news on that probably before the next earnings call.

With that, we thank you for your confidence and for your investment in Horizon Lines and as usual, we look forward to producing record results for our investors. Thank you.

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